EXHIBIT 12.  STATEMENT RE: COMPUTATION OF RATIO OF
            EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES
                                    (Unaudited)

                      Eli Lilly and Company and Subsidiaries
                               (Dollars in Millions)

                               Three Months
                                 Ended
                                March  31,           Years Ended December 31,
                              --------------------------------------------------

                                  1995    1994   1993    1992   1991    1990
                                  ----    ----   ----    ----   ----    ----

            Consolidated Pretax
              Income from Continuing
              Operations before
              Accounting Changes $527.9 $1698.6  $662.8 $1193.5$1626.3 $1418.1


            Interest from Continuing
              Operations           75.9   129.2    96.1   108.4   87.1    94.7

            Less Interest Capitalized
              during the Period from
              Continuing Operations (9.7) (25.4)  (25.5)  (35.2) (48.1)  (27.3)
                                   -------------  -----   -----  -----   -----





            Earnings             $594.1 $1802.4  $733.4 $1266.7$1665.3 $1485.5
                                  =====  ======   =====  ====== ======  ======

            Fixed Charges:

              Interest Expense from
                Continuing Operations    $ 75.9 $ 129.2  $ 96.1$ 108.4 $  87.1    $  94.7
                                          =====  ======   ===== ======  ======      =====

            Ratio of Earnings to
               Fixed Charges        7.8    14.0     7.6    11.7   19.1    15.7
                                  =====   =====   =====   =====  =====   =====
